Exhibit 99.1

Press Release

Bio-Rad Reports Fourth-Quarter and Full-Year 2023 Financial Results

HERCULES, Calif.—February 15, 2024 -- Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B), a global leader in life science research and clinical diagnostics products, today announced financial results for the fourth quarter and full year ended December 31, 2023.

Fourth-quarter 2023 total net sales were $681.2 million, a decrease of 6.7 percent compared to $730.3 million reported for the fourth quarter of 2022. On a currency-neutral basis, quarterly sales decreased 7.7 percent compared to the same period in 2022. COVID-related sales were approximately $0.3 million in the fourth quarter of 2023 versus approximately $13.4 million in the year ago period. Excluding COVID-related sales, revenue decreased 6.0 percent on a currency-neutral basis.

Life Science segment net sales for the fourth quarter were $291.1 million, a decline of 19.1 percent compared to the same period in 2022. On a currency-neutral basis, Life Science segment sales decreased by 19.9 percent compared to the same quarter in 2022. Excluding COVID-related sales, Life Science revenue decreased 17.0 percent. The decline was broad-based, primarily due to lower sales of ddPCR, qPCR, and Western blotting products.

Clinical Diagnostics segment net sales for the fourth quarter were $389.0 million, an increase of 5.3 percent compared to the same period in 2022. On a currency-neutral basis, net sales increased 4.2 percent versus the same quarter last year. Excluding COVID-related sales, Clinical Diagnostics revenue increased 4.3 percent year over year, on a currency-neutral basis, driven by strong demand for diabetes and quality control related products.

Fourth-quarter gross margin was 53.8 percent compared to 54.4 percent during the fourth quarter of 2022.

Income from operations during the fourth quarter of 2023 was $95.3 million versus $118.7 million during the same quarter last year.

Net income for the fourth quarter of 2023 was $349.7 million, or $12.14 per share, on a diluted basis, versus net income of $827.7 million, or $27.78 per share, on a diluted basis, during the same period in 2022. Net income amounts for the fourth quarter of 2023 and 2022 were primarily impacted by the recognition of changes in the fair market value of equity securities related to the holdings of the company’s investment in Sartorius AG.

The effective tax rate for the fourth quarter of 2023 was 18.4 percent, compared to 24.2 percent for the same period in 2022. The tax rates for both periods were driven by the unrealized gain in equity securities. The lower rate in 2023 was primarily driven by a geographical mix of earnings.

“The ongoing weakness in biopharma markets continued to impact our fourth-quarter 2023 results, which were largely in line with expectations,” said Norman Schwartz, Bio-Rad’s President and Chief Executive Officer. “Shifting focus to 2024, our full-year outlook reflects ongoing execution of our corporate transformation initiatives, effective expense management, and a cautiously optimistic view of a gradual biopharma sector recovery in the second half of the year,” Mr. Schwartz continued. “We also recognize the efforts of our global employees, whose ongoing dedication and commitment to our customers’ success helped us navigate the challenges of 2023.”

The non-GAAP financial measures discussed below exclude certain items detailed later in this press release under the heading “Use of Non-GAAP and Currency-Neutral Reporting.” A reconciliation between historical GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release.

Non-GAAP gross margin was 54.4 percent for the fourth quarter of 2023 compared to 54.9 percent during the fourth quarter of 2022.

Non-GAAP income from operations during the fourth quarter of 2023 was $105.2 million versus $127.0 million during the comparable prior-year period.

Non-GAAP net income for the fourth quarter of 2023 was $89.3 million, or $3.10 per share, on a diluted basis, compared to $98.5 million, or $3.31 per share, on a diluted basis, during the same period in 2022.

The non-GAAP effective tax rate for the fourth quarter of 2023 was 22.4 percent, compared to 28.1 percent for the same period in 2022. The lower rate in 2023 was primarily driven by a geographical mix of earnings and resolution of certain tax positions.

Financial Results Highlights

GAAP Results
	Q4 2023	Q4 2022	Full-Year 2023	Full-Year 2022
Revenue (millions)	$681.2	$730.3	$2,671.3	$2,802.2
Gross margin	53.8%	54.4%	53.4%	55.9%
Operating margin	14.0%	16.2%	12.6%	17.2%
Net income (loss) (millions)	$349.7	$827.7	$(637.3)	$(3,627.5)
Income (loss) per diluted share	$12.14	$27.78	$(21.82)	$(121.79)

Non-GAAP Results
	Q4 2023	Q4 2022	Full-Year 2023	Full-Year 2022
Revenue (millions)	$681.2	$730.3	$2,671.3	$2,802.2
Gross margin	54.4%	54.9%	54.2%	56.6%
Operating margin	15.5%	17.4%	14.2%	18.7%
Net income (millions)	$89.3	$98.5	$345.2	$432.6
Income per diluted share	$3.10	$3.31	$11.78	$14.42

A reconciliation between historical GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. We do not provide a reconciliation of our non-GAAP financial expectations to expectations for the most comparable GAAP measure because the amount and timing of many future charges that impact these measures (such as amortization of future acquisition-related intangible assets, future acquisition-related expenses and benefits, future restructuring charges, future asset impairment charges, future valuation changes of equity-owned securities, future gains and losses on equity-method investments or future legal charges or benefits), which could be material, are variable, uncertain, or out of our control and therefore cannot be reasonably predicted without unreasonable effort, if at all.

Full-Year 2023 Results

On a reported basis, net sales for the full year of 2023 decreased 4.7 percent to $2,671.3 million compared to $2,802.2 million for the prior year. On a currency-neutral basis, net sales decreased 4.1 percent.

COVID-related sales for the full year were approximately $4 million, compared to $109 million in the year-ago period. Excluding COVID-related sales, full-year 2023 revenue decreased 0.4 percent year-over-year on a currency-neutral basis.

Full-year 2023 reported net sales for the Life Science segment were $1,178.4 million, a decrease of 12.0 percent compared to the prior year on a currency-neutral basis. Excluding COVID-related sales, Life Science revenue declined 4.9 percent on a currency-neutral basis in 2023 versus 2022, primarily due to lower sales of process chromatography, qPCR, and Western blotting products.

Full-year 2023 reported net sales for the Clinical Diagnostics segment were $1,489.3 million, an increase of 3.2 percent compared to the prior year on a currency-neutral basis. When excluding COVID-related sales, full-year Clinical Diagnostics revenue grew 3.4 percent compared to 2022 on a currency-neutral basis, and was driven by diabetes, quality control, and blood typing products, partially offset by a decline in infectious disease products.

Full-year 2023 gross margin was 53.4 percent, compared to 55.9 percent in 2022.

Full-year 2023 income from operations was $337.8 million versus $482.6 million in 2022.

Net loss for full-year 2023 was $637.3 million, or $21.82 net loss per share, on a fully diluted basis, compared to a net loss of $3,627.5 million, or $121.79 net loss per share, in 2022. Net loss amounts for full-year 2023 and 2022 were primarily impacted by the recognition of changes in the fair market value of equity securities related to the holdings of the company’s investment in Sartorius AG.

The effective tax rate for the full year of 2023 was 25.0 percent compared to 22.9 percent in 2022. The higher rate in in 2023 was primarily driven by unrealized loss in equity securities and geographic mix of earnings.

The non-GAAP financial measures discussed below exclude certain items detailed later in this press release under the heading “Use of Non-GAAP and Currency-Neutral Reporting.” A reconciliation between historical GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release.

Non-GAAP gross margin was 54.2 percent for full-year 2023 compared to 56.6 percent for full-year 2022.

Non-GAAP income from operations for the full year of 2023 was $378.9 million versus $524.0 million for the full year of 2022.

Non-GAAP net income for 2023 was $345.2 million, or $11.78 per share, compared to $432.6 million, or $14.42 per share in 2022.

The non-GAAP effective tax rate for the full year of 2023 was 22.3 percent compared to 22.0 percent in 2022.

Full-Year 2023 Highlights:

•Full-year 2023 reported net sales of $2,671.3 million compared to $2,802.2 million for the full year of 2022.
•Excluding COVID-related sales, full-year 2023 revenue decreased 0.4 percent year-over-year on a currency-neutral basis.
•Full-year 2023 reported net loss of $637.3 million, or $21.82 net loss per share, on a fully diluted basis, compared to a net loss of $3,627.5 million, or $121.79 net loss per share, in 2022.
•Advanced minimal residual disease (MRD) research through several industry collaborations leveraging Bio-Rad’s QX600™ Droplet Digital™ PCR System (ddPCR).
•Introduced ddPCR Microsatellite Instability (MSI) Kit and supporting software for oncology applications including cancer tissue and plasma samples.
•Continued to expand libraries of StarBright™ dyes for flow cytometry in immunology research, as well as a portfolio of antibodies for the development of bioanalytical assays used in preclinical and clinical drug development.
•Introduced the CFX Opus Deepwell Dx Real-Time PCR System offering researchers efficient, accurate, and precise quantification to help improve in vitro diagnostic assay development and diagnostic testing.
•Partnered with Element Biosciences to deliver RNA sequencing workflow between Element’s AVITI™ System and Bio-Rad’s SEQuoia™ Express and SEQuoia™ Complete Stranded RNA Library Prep Kits.
•Launched the PTC Tempo 96 and PTC Tempo Deepwell Thermal Cyclers with enhanced usability to support PCR applications in basic and translational research, process development, and quality control.
•Introduced IH-500 NEXT™ fully automated blood typing system with enhanced features for routine blood testing.

•Announced a patent dispute settlement and cross-licensing agreement with QIAGEN N.V. relating to digital PCR technology.
•Published Bio-Rad’s corporate sustainability report for 2022 and saw meaningful improvements in several sustainability rankings based on increased scores in environmental, labor, human rights, health and safety reporting and policy implementation, as well as higher scores on sustainable procurement metrics, reporting, and work with women and minority-owned businesses.

Full-Year 2024 Financial Outlook

Bio-Rad is providing its financial outlook for the full year 2024. The company currently expects non-GAAP, currency-neutral revenue growth of approximately 1.0 to 2.5 percent and an estimated non-GAAP operating margin of approximately 13.5 to 14.0 percent.

Conference Call and Webcast

Management will discuss the company’s fourth quarter and full-year 2023 results, as well as its detailed financial outlook, in a conference call scheduled for 2 PM Pacific Time (5 PM Eastern Time) on February 15, 2024. To participate, dial 888-259-6580 within the U.S. or +1 416-764-8624 outside the U.S., and provide access code: 36826276.

A live webcast of the conference call will also be available in the "Investor Relations" section of the company’s website under "Events & Presentations" at investors.bio-rad.com. A replay of the webcast will be available for up to a year.

Use of Non-GAAP and Currency-Neutral Reporting

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, gains and losses from change in fair market value of equity securities and loan receivable, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, professional fees for assistance with the transaction; valuation or integration costs; changes in the fair value of contingent consideration, gain or loss on settlement of pre-existing relationships with the acquired entity; or adjustments to purchase price. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges, and gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses (including impairments) on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

Percentage sales growth in currency neutral amounts are calculated by translating prior period sales in each local currency using the current period’s monthly average foreign exchange rates for that currency and comparing that to current period sales.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

BIO-RAD, Droplet Digital, IH-500, SEQuoia, and StarBright, are trademarks of Bio-Rad Laboratories, Inc. in certain jurisdictions.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B) is a leader in developing, manufacturing, and marketing a broad range of products for the life science research and clinical diagnostics markets. Based in Hercules, California, Bio-Rad operates a global network of research, development, manufacturing, and sales operations with over 8,000 employees and $2.7 billion in revenues in 2023. Our customers include universities, research institutions, hospitals, food safety and environmental quality laboratories, and biopharmaceutical companies. Together, we develop innovative, high-quality products that advance science and save lives. To learn more, visit bio-rad.com.

Forward-Looking Statements

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results; our full-year 2024 outlook reflecting the ongoing execution of our corporate transformation initiatives, effective expense management, and a cautiously optimistic view of a gradual biopharma sector recovery in the second half of 2024; and for the full-year 2024: currently expecting non-GAAP, currency-neutral revenue growth of approximately 1.0 to 2.5 percent and an estimated non-GAAP operating margin of approximately 13.5 to 14.0 percent. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "expect,” "estimate," "anticipate," “target,” "continue," "believe," "will," "project," "assume," "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include reductions in government funding or capital spending of our customers, global economic and geopolitical conditions, the uncertain pace of the biopharma sector’s recovery, the challenging macroeconomic environment in China, supply chain issues, international legal and regulatory risks, our ability to develop and market new or improved products, our ability to compete effectively, foreign currency exchange fluctuations, product quality and liability issues, our ability to integrate acquired companies, products or technologies into our company successfully, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Edward Chung, Investor Relations
510-741-6104
ir@bio-rad.com

Media Contact:
Anna Gralinska, Corporate Communications
510-741-6643
cc@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net sales	$681,184	$730,288	$2,671,262	$2,802,249
Cost of goods sold	314,821	333,191	1,244,316	1,234,919
Gross profit	366,363	397,097	1,426,946	1,567,330
Selling, general and administrative expense	207,147	212,227	841,723	827,825
Research and development expense	63,899	66,200	247,427	256,889
Income from operations	95,317	118,670	337,796	482,616
Interest expense	12,361	11,683	49,439	38,114
Foreign currency exchange gains, net	(2,067)	(3,338)	(7,347)	(205)
(Gains) losses from change in fair market value of equity securities and loan receivable	(324,291)	(978,752)	1,252,251	5,193,554
Other income, net	(19,078)	(2,205)	(106,443)	(44,574)
Income (loss) before income taxes	428,392	1,091,282	(850,104)	(4,704,273)
(Provision for) benefit from income taxes	(78,684)	(263,548)	212,780	1,076,738
Net income (loss)	$349,708	$827,734	$(637,324)	$(3,627,535)

Basic earnings (loss) per share:
Net income (loss) per basic share	$12.15	$27.89	$(21.82)	$(121.79)
Weighted average common shares - basic	28,792	29,683	29,209	29,785

Diluted earnings (loss) per share:
Net income (loss) per diluted share	$12.14	$27.78	$(21.82)	$(121.79)
Weighted average common shares - diluted	28,815	29,792	29,209	29,785

Note: As a result of the net loss for the year ended December 31, 2023 and 2022, all potentially issuable common shares have been excluded from the diluted shares used in the computation of earnings per share as their effect was anti-dilutive.

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2023	December 31, 2022
	(Unaudited)
Current assets:
Cash and cash equivalents	$403,815	$434,215
Short-term investments	1,208,887	1,362,017
Accounts receivable, net	489,017	494,645
Inventories, net	780,517	719,316
Other current assets	166,094	147,783
Total current assets	3,048,330	3,157,976

Property, plant and equipment, net	529,007	498,612
Operating lease right-of-use assets	194,730	180,952
Goodwill, net	413,569	406,488
Purchased intangibles, net	320,514	332,147
Other investments	7,698,070	8,830,892
Other assets	94,850	94,599
Total assets	$12,299,070	$13,501,666

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$284,554	$329,831
Current maturities of long-term debt	486	465
Income and other taxes payable	35,759	32,428
Other current liabilities	202,000	205,984
Total current liabilities	522,799	568,708

Long-term debt, net of current maturities	1,199,052	1,197,716
Other long-term liabilities	1,836,086	2,119,990
Total liabilities	3,557,937	3,886,414

Total stockholders’ equity	8,741,133	9,615,252
Total liabilities and stockholders’ equity	$12,299,070	$13,501,666

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,
	2023	2022
Cash flows from operating activities:
Cash received from customers	$2,684,248	$2,699,401
Cash paid to suppliers and employees	(2,240,486)	(2,408,043)
Interest paid, net	(47,489)	(24,435)
Income tax payments, net	(129,593)	(158,259)
Other operating activities	108,263	85,783
Net cash provided by operating activities	374,943	194,447
Cash flows from investing activities:
Payments for acquisitions	—	(100,746)
Payments for purchases of marketable securities and investments	(689,041)	(2,060,238)
Proceeds from sales and maturities of marketable securities and investments	863,218	1,066,027
Other investing activities	(153,969)	(112,636)
Net cash provided by (used in) investing activities	20,208	(1,207,593)
Cash flows from financing activities:
Proceeds from issuance of Notes, net of debt financing costs	—	1,186,220
Payments on long-term borrowings	(467)	(510)
Other financing activities	(425,180)	(212,134)
Net cash provided by (used in) financing activities	(425,647)	973,576
Effect of foreign exchange rate changes on cash	321	2,981
Net decrease in cash, cash equivalents and restricted cash	(30,175)	(36,589)
Cash, cash equivalents and restricted cash at beginning of year	434,544	471,133
Cash, cash equivalents and restricted cash at end of year	$404,369	$434,544

Reconciliation of net loss to net cash provided by operating activities:
Net loss	$(637,324)	$(3,627,535)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	145,949	137,296
Reduction in the carrying amount of right-of-use assets	46,513	39,924
Losses from change in fair market value of equity securities and loan receivable	1,252,251	5,193,554
Changes in working capital	(143,354)	(407,038)
Other	(289,092)	(1,141,754)
Net cash provided by operating activities	$374,943	$194,447

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; gains and losses from change in fair market value of equity securities and loan receivable; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

Three Months Ended		Three Months Ended		Year Ended		Year Ended
December 31, 2023	% of revenue	December 31, 2022	% of revenue	December 31, 2023	% of revenue	December 31, 2022	% of revenue

GAAP cost of goods sold	$314,821	$333,191	$1,244,316	$1,234,919
Amortization of purchased intangibles	(4,489)	(4,356)	(17,620)	(17,697)
Restructuring benefits (costs)	63	229	(3,859)	(1,059)

Non-GAAP cost of goods sold	$310,395	$329,064	$1,222,837	$1,216,163

GAAP gross profit	$366,363	53.8%	$397,097	54.4%	$1,426,946	53.4%	$1,567,330	55.9%
Amortization of purchased intangibles	4,489		4,356		17,620		17,697
Restructuring (benefits) costs	(63)		(229)		3,859		1,059

Non-GAAP gross profit	$370,789	54.4%	$401,224	54.9%	$1,448,425	54.2%	$1,586,086	56.6%

GAAP selling, general and administrative expense	$207,147	$212,227	$841,723	$827,825
Amortization of purchased intangibles	(1,212)	(1,713)	(6,143)	(7,207)
Legal matters	—	(308)	—	(2,374)
Acquisition related benefits (costs)	—	494	4,100	494
Restructuring benefits (costs)	(851)	(419)	(17,506)	(3,364)
Other non-recurring items (2)	(1,751)	(2,454)	(7,545)	(9,960)
Non-GAAP selling, general and administrative expense	$203,333	$207,827	$814,629	$805,414

GAAP research and development expense	$63,899	$66,200	$247,427	$256,889
Acquisition related benefits (costs)	(400)	—	14,000	—
Restructuring benefits (costs)	(1,286)	159	(6,579)	(171)
Non-GAAP research and development expense	$62,213	$66,359	$254,848	$256,718

GAAP income from operations	$95,317	14.0%	$118,670	16.2%	$337,796	12.6%	$482,616	17.2%
Amortization of purchased intangibles	5,701		6,069		23,763		24,904
Legal matters	—		308		—		2,374
Acquisition related (benefits) costs	400		(494)		(18,100)		(494)
Restructuring (benefits) costs	2,074		31		27,944		4,594
Other non-recurring items (2)	1,751		2,454		7,545		9,960
Non-GAAP income from operations	$105,243	15.5%	$127,038	17.4%	$378,948	14.2%	$523,954	18.7%

GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$(324,291)	$(978,752)	$1,252,251	$5,193,554
Gains (losses) from change in fair market value of equity securities and loan receivable	324,291	978,752	(1,252,251)	(5,193,554)
Non-GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$—	$—	$—	$—

GAAP other (income) expense, net	$(19,078)	$(2,205)	$(106,443)	$(44,574)
Gains (losses) on equity-method investments	(965)	(16,133)	(3,508)	(25,310)
Other non-recurring items (3)	—	—	2,500	1,360
Non-GAAP other (income) expense, net	$(20,043)	$(18,338)	$(107,451)	$(68,524)

GAAP income (loss) before income taxes	$428,392	$1,091,282	$(850,104)	$(4,704,273)
Amortization of purchased intangibles	5,701	6,069	23,763	24,904
Legal matters	—	308	—	2,374
Acquisition related (benefits) costs	400	(494)	(18,100)	(494)
Restructuring (benefits) costs	2,074	31	27,944	4,594
(Gains) losses from change in fair market value of equity securities and loan receivable	(324,291)	(978,752)	1,252,251	5,193,554
(Gains) losses on equity-method investments	965	16,133	3,508	25,310
Other non-recurring items (2) (3)	1,751	2,454	5,045	8,600
Non-GAAP income before income taxes	$114,992	$137,031	$444,307	$554,569

GAAP (provision for) benefit from income taxes	$(78,684)	$(263,548)	$212,780	$1,076,738
Income tax effect of non-GAAP adjustments (1)	52,972	225,007	(311,854)	(1,198,728)
Non-GAAP provision for income taxes	$(25,712)	$(38,541)	$(99,074)	$(121,990)

GAAP net income (loss)	$349,708	51.3%	$827,734	113.3%	$(637,324)	(23.9)%	$(3,627,535)	(129.5)%
Amortization of purchased intangibles	5,701		6,069		23,763		24,904
Legal matters	—		308		—		2,374
Acquisition related (benefits) costs	400		(494)		(18,100)		(494)
Restructuring (benefits) costs	2,074		31		27,944		4,594
(Gains) losses from change in fair market value of equity securities and loan receivable	(324,291)		(978,752)		1,252,251		5,193,554
(Gains) losses on equity-method investments	965		16,133		3,508		25,310
Other non-recurring items (2) (3)	1,751		2,454		5,045		8,600
Income tax effect of non-GAAP adjustments (1)	52,972		225,007		(311,854)		(1,198,728)
Non-GAAP net income	$89,280	13.1%	$98,490	13.5%	$345,233	12.9%	$432,579	15.4%

GAAP diluted income (loss) per share	$12.14	$27.78	$(21.82)	$(121.79)
Amortization of purchased intangibles	0.20	0.20	0.81	0.83
Legal matters	—	0.01	—	0.08
Acquisition related (benefits) costs	0.01	(0.02)	(0.62)	(0.02)
Restructuring (benefits) costs	0.07	—	0.95	0.15
(Gains) losses from change in fair market value of equity securities and loan receivable	(11.25)	(32.85)	42.71	173.12
(Gains) losses on equity-method investments	0.03	0.54	0.12	0.84
Other non-recurring items (2) (3)	0.06	0.08	0.17	0.29
Income tax effect of non-GAAP adjustments (1)	1.84	7.57	(10.62)	(39.95)
Add back anti-dilutive shares	—	—	0.08	0.87
Non-GAAP diluted income per share	$3.10	$3.31	$11.78	$14.42

GAAP diluted weighted average shares used in per share calculation	28,815	29,792	29,209	29,785
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	—	110	215
Non-GAAP diluted weighted average shares used in per share calculation	28,815	29,792	29,319	30,000

Reconciliation of Net income (loss) to adjusted EBITDA:
GAAP net income (loss)	$349,708	51.3%	$827,734	113.3%	$(637,324)	(23.9)%	$(3,627,535)	(129.5)%
Interest expense	12,361		11,683		49,439		38,114
(Provision for) benefit from income taxes	78,684		263,548		(212,780)		(1,076,738)
Depreciation and amortization	37,225		35,514		145,949		137,296
Foreign currency exchange gains, net	(2,067)		(3,338)		(7,347)		(205)
Other income, net	(19,078)		(2,205)		(106,443)		(44,574)
(Gains) losses from change in fair market value of equity securities and loan receivable	(324,291)		(978,752)		1,252,251		5,193,554
Dividend from Sartorius AG	—		—		34,766		31,586
Legal matters	—		308		—		2,374
Acquisition related (benefits) costs	400		(494)		(18,100)		(494)
Restructuring (benefits) costs	2,074		31		27,944		4,594
Other non-recurring items (2)	1,751		2,454		7,545		9,960
Adjusted EBITDA	$136,767	20.1%	$156,483	21.4%	$535,900	20.1%	$667,932	23.8%

(1) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

(2) Incremental costs to comply with the European Union's In Vitro Diagnostics Regulation ("IVDR") for previously approved products.

(3) Gain from the release of an escrow for the acquisition in 2021 (2023) and for the sale of a division in 2020 (2022).

2024 Financial Outlook

Forecasted non-GAAP operating margin excludes 87 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.